FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2021 (March 26, 2021)

HC2 HOLDINGS, INC.

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor
New York, NY 10022
(Address of principal executive offices)

(212) 235-2690
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HCHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 29, 2021, HC2 Holdings, Inc., a Delaware corporation (“HC2”), announced that its wholly owned subsidiary, HC2 Holdings 2, Inc., a Delaware corporation (“Seller”), entered into a definitive agreement, dated March 26, 2021 (the “Stock Purchase Agreement”), with Continental Insurance Group, Ltd., a Delaware corporation and wholly owned subsidiary of Seller (“Continental”), and Continental General Holdings LLC, a Michigan limited liability company (“Purchaser”), pursuant to which, among other things, Seller agreed to sell to Purchaser, and Purchaser agreed to accept and acquire from Seller, all of the issued and outstanding common stock of Continental (the “Transaction”), subject to the terms and conditions set forth therein.  Continental owns all of the issued and outstanding common stock of Continental LTC, Inc., a Delaware corporation (“CLTC”), which in turn owns all of the issued and outstanding common stock of Continental General Insurance Company, a Texas domiciled life and health insurance company (“CGIC” and, together with Continental and CLTC, the “Continental Companies”).

As previously announced by HC2 on December 10, 2020, Purchaser is controlled by Michael Gorzynski, who is a director of HC2, the beneficial owner of approximately 6.6% of HC2’s outstanding common stock and the executive chairman and president of Continental.  The consideration for the Transaction to be received by Seller will have a value of approximately $90 million, payable upon consummation of the Transaction (the “Closing”) in the form of cash and securities, including certain assets currently owned by CGIC.  In addition, the terms of certain securities of HC2 affiliates that are currently owned by CGIC will be modified to provide for their mandatory redemption on the date that is 5 years following the Closing.

The Stock Purchase Agreement contains representations, warranties and covenants customary for a transaction of this nature, as well as certain indemnification obligations of the parties thereto for breaches of representations, warranties and covenants. The representations and warranties made by each party to the Stock Purchase Agreement (i) have been qualified by disclosures made to the other parties, (ii) are subject to the materiality standards contained in the Stock Purchase Agreement, which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Stock Purchase Agreement, the date of the Closing or such other date as is specified in the Stock Purchase Agreement.

The Stock Purchase Agreement also contains customary covenants regarding the operation of the business of the Continental Companies prior to the Closing, including certain limitations with respect to acquisitions and dispositions of assets, material business transactions, matters with respect to employees and other customary limitations.  The Stock Purchase Agreement also includes certain non-compete and non-solicitation obligations of HC2 and its affiliates following the Closing.

The consummation of the Transaction is subject to the satisfaction or waiver of certain customary conditions to Closing at or prior to the Closing, including (i) the accuracy of each party’s representations and warranties (subject to certain materiality standards), (ii) each party’s compliance with its covenants contained in the Stock Purchase Agreement (subject to a customary materiality standard), (iii) review and approval by the Texas Department of Insurance (“TDI”) and the expiration of the 2018 TDI order relating to HC2’s acquisition of Kanawha Insurance Company, (iv) the absence of any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Continental Companies and (v) the absence of any law or order that restrains, enjoins, makes illegal or otherwise prevents or prohibits the Closing.  The parties expect that the Transaction will close in the third quarter of 2021.

The Stock Purchase Agreement contains certain termination rights for both Seller and Purchaser.  Seller and Purchaser may terminate the Stock Purchase Agreement by mutual written consent.  Subject to certain limitations, Seller and Purchaser may terminate the Stock Purchase Agreement if (a) any governmental authority of competent jurisdiction issues a law or final and non-appealable order that prohibits the Transaction or (b) the Closing does not occur prior to July 26, 2021 (as such date may be extended to September 26, 2021 by either Seller or Purchaser under certain circumstances in which the requisite regulatory approvals have not been obtained but all of the other conditions to Closing set forth in the Stock Purchase Agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing)).  Subject to certain limitations, Seller may terminate the Stock Purchase Agreement if (i) there has been a breach by Purchaser of its representations, warranties or covenants contained in the Stock Purchase Agreement to the extent such breach would result in the failure of a condition to Closing (subject to a limited cure period) or (ii) all conditions to the Closing have been satisfied or waived and Purchaser does not effect the Closing within two business days after the day the Closing is required to occur pursuant to the Stock Purchase Agreement.  Subject to certain limitations, Purchaser may terminate the Stock Purchase Agreement if Seller breaches its representations, warranties or covenants in the Stock Purchase Agreement to the extent such breach would result in the failure of a condition to Closing (subject to a limited cure period).

Percy Rockdale LLC, an affiliate of Purchaser, has provided Purchaser with an equity commitment letter to fund a portion of the consideration payable in connection with the Transaction.  In addition, Percy Rockdale LLC has agreed to fund Purchaser’s reimbursement of Seller’s and its affiliates’, including HC2’s, out-of-pocket expenses, up to $1 million, in the event the Stock Purchase Agreement is terminated (i) as a result of Purchaser’s breach of the Stock Purchase Agreement or (ii) under certain other circumstances at a time when Purchaser is in breach of the Stock Purchase Agreement.

The foregoing summary description of the Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and the terms of which are incorporated by reference herein.

The Stock Purchase Agreement and the foregoing description of the Stock Purchase Agreement has been included to provide investors and security holders with information regarding the terms of the Stock Purchase Agreement.  It is not intended to provide any other factual information about HC2, Seller, Purchaser, the Continental Companies or any of their respective subsidiaries or affiliates.  The representations, warranties and covenants contained in the Stock Purchase Agreement were made by the parties thereto only for purposes of the Stock Purchase Agreement and as of specific dates; were made solely for the benefit of the parties to the Stock Purchase Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Stock Purchase Agreement (such disclosures include information that has been included in HC2’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC.  Accordingly, investors and security holders should not rely on the representations, warranties and covenants (or any descriptions thereof) as characterizations of the actual state of facts or condition of HC2, Seller, Purchaser, the Continental Companies or any of their respective subsidiaries or affiliates.  Additionally, the representations, warranties, covenants, conditions and other terms of the Stock Purchase Agreement may be subject to subsequent waiver or modification.  Moreover, information concerning the subject matter of the representations, warranties, covenants, conditions and other terms may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in HC2’s public disclosures.

Item 7.01	Regulation FD Disclosure

On March 29, 2021, HC2 issued a press release announcing the Transaction, the full text of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by HC2 under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Item No.	Description
2.1*	Stock Purchase Agreement, dated March 26, 2021, by and among HC2 Holdings 2, Inc., Continental Insurance Group, Ltd. and Continental General Holdings LLC.
99.1	Press Release, dated March 29, 2021, issued by HC2 Holdings Inc., regarding the Transaction.

*
Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2021

HC2 Holdings, Inc. (Registrant)

	By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer